EXHIBIT 10.6
TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and among Burney J. Latiolais, Jr. (“Executive”), Frank’s International, LLC (the “Company”), and Frank’s International N.V. (“FINV”) (the Company and FINV, collectively, with all of FINV’s subsidiaries and affiliated companies and entities, the “FINV Entities”). The Company, FINV, and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Company and Executive are parties to that certain Employee Confidentiality and Restrictive Covenant Agreement made and entered as of October 4, 2016 (the “Confidentiality Agreement”); and
WHEREAS, FINV and Executive are parties to (a) a Restricted Stock Unit award agreement dated May 11, 2016, including Exhibit A thereto; (b) a Restricted Stock Unit award agreement dated February 20, 2017 reflecting time-based vesting requirements only and including Exhibit A thereto; (c) a Restricted Stock Unit award agreement dated August 3, 2017 reflecting time-based vesting requirements only; (d) a Restricted Stock Unit award agreement dated February 19, 2018 reflecting time-based vesting requirements only and including Exhibit A thereto (collectively, the “RSU Awards”); and
WHEREAS, FINV and Executive are parties to (a) a Restricted Stock Unit Award agreement dated February 20, 2017 reflecting performance-based vesting requirements and including Exhibits A and B thereto; and (b) a Restricted Stock Unit Award agreement dated February 19, 2018 reflecting performance-based vesting requirements and including Exhibits A and B thereto (collectively, the “PSU Awards” and collectively with the RSU Awards, the “LTIP Awards”); and
WHEREAS, other than as set forth above, or pursuant to the Frank’s Executive Deferred Compensation Plan, Amended and Restated Effective January 1, 2009 (the “EDC Plan”), the Frank’s International N.V. Employee Stock Purchase Plan (the “ESPP”), the Participation Agreement under the FINV Executive Change-in-Control Severance Plan (the “Participation Agreement”), or the qualified retirement plan of FINV, there are no other material agreements or understandings among the Parties regarding Executive’s employment status, compensation, or benefits; and
WHEREAS, from the Advisory Commencement Date (as defined below) through the Separation Date, Executive will provide services to the Company as Executive Advisor to the Company’s Chief Executive Officer (the “CEO”); and
WHEREAS, as of the Separation Date (as defined below), Executive will no longer be employed by the Company or any of the other FINV Entities; and
WHEREAS, following the Separation Date Executive will remain eligible to receive benefits and payments pursuant to the terms of the Confidentiality Agreement including, for the avoidance of doubt, salary continuation and payment of a short-term incentive bonus; and

WHEREAS, the Parties wish for Executive to be eligible to receive certain payments upon his separation from service with the Company on the Separation Date, which payments are in addition to other payments to which Executive may be entitled upon a separation from service with the Company (it being understood that should Executive’s employment with the Company be terminated without cause prior to the Separation Date Executive will remain eligible to receive the benefits to which he may be entitled notwithstanding this Agreement), and are conditioned upon Executive’s entry into this Agreement and Exhibit A hereto in the time provided to do so and compliance with the terms herein.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, the Company, and FINV, the Parties hereby agree as follows:
1.     Advisor to the Chief Executive Officer. The parties acknowledge and agree that Executive will cease providing services to the Company in his current role as President, Tubular Running Services and will begin providing services to the Company as Executive Advisor to the CEO effective as of 9:00 am Houston, Texas time on June 13, 2018 (the “Advisory Commencement Date”). The period of time from the Advisory Commencement Date through the Separation Date (as defined below) is known herein as the “Interim Period.” Executive will continue to receive salary and be eligible for employee benefits through the Interim Period at the same rate and in the same form he received salary and employee benefits were received prior to the Advisory Commencement Date.
2.     Separation from Employment. The Parties acknowledge and agree that Executive’s employment with the Company will end as of 5:00 pm Houston, Texas time on December 31, 2018 (the “Separation Date”). As of the Separation Date, Executive will no longer be employed by any FINV Entity. Effective as of the Separation Date, Executive will be deemed to have automatically resigned from, and to have been removed from, all positions, posts, offices and assignments with the Company, FINV, and all other FINV Entities. Executive acknowledges that, from and after the Separation Date, he shall have no authority to, and shall not, act as an employee or agent of, or in any other capacity with respect to any FINV Entity.
3.     Separation Payments. Provided that Executive (i) executes and delivers to the Company, care of Michael C. Kearney (President and Chief Executive Officer), an executed copy of this Agreement so that it is received by Mr. Kearney no later than 3:00 pm CDT on June 12, 2018; (ii) remains employed by the Company until the Separation Date; (iii) satisfies the terms of this Agreement and all other agreements between Executive and any FINV Entity; and (iv) executes on or after the Separation Date and delivers to Mr. Kearney the General Release of Claims attached hereto as Exhibit A (the “Confirming Release”) so that it is received by Mr. Kearney no later than the close of business on the date that is 21 days after the Separation Date (the “Release Delivery Deadline”), and does not revoke his acceptance of the Confirming Release in the manner provided for in the Confirming Release, then:

(a)    Cash Severance. In addition to any cash amounts due pursuant to the terms of the Confidentiality Agreement, the Company shall also pay to Executive (i) a lump sum cash payment equal to $15,000, which lump sum payment will be paid, less applicable taxes, as soon as administratively feasible following the effectiveness of the Confirming Release and no later than 60 days following the Separation Date; and (ii) a lump sum cash payment equal to $100,000 which lump sum payment will be paid, less applicable taxes, on the same date as the final salary continuation payment due to Executive pursuant to the terms of the Confidentiality Agreement.
(b)    Long-Term Incentive Plan Awards. With respect to the LTIP Awards, the Parties agree that the Parties will enter into a Special Vesting Agreement, attached hereto as Exhibit B (the “Special Vesting Agreement”), pursuant to which the LTIP Awards will continue to vest following the Separation Date pursuant to the terms of the LTIP Awards and the Special Vesting Agreement; and
(c)    Health Care Coverage. In lieu of the Company providing continued coverage (the “COBRA Coverage”) to Executive and his qualifying dependents under its medical benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation Date, the Company shall pay to Executive a lump sum cash payment, less applicable taxes, equal to $18,000 no later than 30 days following the Separation Date.
Executive acknowledges that the payments and benefits described in this Section 3 are in addition to the salary continuation, individual short-term incentive payment and any other benefits to which Executive may otherwise be entitled upon his separation pursuant to the terms of the Confidentiality Agreement. Executive understands and acknowledges that any payments under this Section 3 which are classified as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be subject to the provisions of Section 12 below.
4.     Non-Disparagement. Executive shall refrain from any criticisms or disparaging comments about any of the FINV Entities or any of their respective officers, directors, or employees; provided, however, that this obligation shall be subject to Section 6 below and shall not apply to or restrict the communication of information by Executive to any state or federal law enforcement or other Government Agency (as defined below) or testimony or disclosure compelled or required by law or regulation or process of law. The Company agrees to instruct its human resources and executive officers to refrain from any criticisms or disparaging comments about Executive. Furthermore, the parties agree that the obligation of this Section 4 shall not apply to or restrict the communication of information to any state or federal law enforcement or other Government Agency or testimony or disclosure compelled or required by law or regulation or process of law. The rights afforded under this Section 4 are in addition to any and all rights and remedies otherwise afforded by applicable law.

5.    Non-Disclosure of Confidential Information. Executive acknowledges that he has had access to confidential information, training, and goodwill of the Company and other FINV Entities while employed by the Company, including non-public information concerning the business or affairs of the FINV Entities or their customers, suppliers, contractors, subcontractors, agents or representatives. Executive affirms he will adhere to all terms regarding non-disclosure and protection of such confidential information as set forth in and for the longest duration required by any of (a) Exhibit A of the Participation Agreement, (b) Exhibit A of the RSU Awards, (c) Exhibit B of the PSU Awards, (d) the Confidentiality Agreement, (e) the Special Vesting Agreement, and (f) any other agreement with the Company or any other FINV Entity relating to confidentiality, non-disclosure, non-solicitation, or non-competition (collectively, the “Restrictive Covenant Agreements”).
6.    Protected Disclosures, Reporting to Government Agencies. Nothing in this Agreement (or in any other agreement between Executive and a FINV Entity) shall prevent Executive from filing a charge or complaint or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), or any other self-regulatory organization or any other federal or state regulatory authority (collectively, “Government Agencies”). Nothing in this Agreement (or any other agreement between Executive and an FINV Entity) will prevent Executive from: (a) making a good faith report of possible violations of applicable law to any Government Agency or (b) making disclosures to any Government Agency that are protected under the whistleblower provisions of applicable law, in each case, without notice to any FINV Entity. Nothing in this Agreement limits Executive’s right, if any, to receive an award for information provided to the SEC or any other Government Agency. Further, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order. This Agreement does not impose any condition precedent (such as prior disclosure to the Company), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any Governmental Agency disclosure, report, claim or investigation. For the avoidance of doubt, Executive understands that nothing in this Agreement shall be construed as prohibiting truthful testimony in any formal or informal interviews or proceedings with law enforcement officials.

7.    Non-Competition/Non-Solicitation/Non-Interference. Executive acknowledges that, following both the Advisory Commencement Date and the Separation Date, he will remain subject to the promises not to compete with the Company or its affiliates, and not to solicit or interfere with the Company’s or its affiliates’ relationships with its customers or employees as set forth in the Restrictive Covenant Agreements. For the avoidance of doubt, the term “planned (future) bids, projects, contracts, and relationships with its customers and potential customers” in Section 3.1 of the Confidentiality Agreement includes (a) any new business line that had been, or was being, reviewed on or before the Separation Date as part of the Company’s strategic plan, including but not limited to any plans relating to the Company’s tubular running services, tubular products and fabrication, drilling tools, or Blackhawk tools and/or services or (b) any planned or future bids, projects, contracts, or relationships for which Executive had any responsibilities or duties or about which Executive received or obtained any Confidential Information, and in each case with respect to clauses (a) and (b), which the Company or any of its affiliates has decided to pursue, or in which the Company or any of its affiliates has made material plans or taken demonstrable steps to engage. Effective as of the end of the Release Revocation Period (as defined in the Confirming Release), the Restrictive Covenant Agreements will be modified to provide that the “Restricted Period” (as defined in the LTIP Awards and the Confidentiality Agreement) and the “Prohibited Period” (as defined in the Participation Agreement), as such terms apply to the covenants not to compete, shall mean the term beginning on the date Executive became employed by the Company and ending on the date that is twenty-four (24) months after the Separation Date, subject to any suspension or tolling provisions thereunder. All other terms of the Restrictive Covenant Agreements, including but not limited to the Restricted Period or Prohibited Period, as applicable, to covenants not to solicit officers, employees, customers, contractors, vendors, or suppliers, will remain unchanged.
8.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
9.    Affiliate. As used in this Agreement, the term “affiliate” or “affiliated,” as used with respect to a particular person or entity, shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.
10.    Entire Agreement. This Agreement (including all Exhibits hereto), the Release and the Confidentiality Agreement and the Restrictive Covenant Agreements constitute the entire agreement and understanding concerning Executive’s separation from service with the Company or any other FINV Entity on the Separation Date, and the other subject matters addressed herein amongst the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof; provided, however, that this Agreement does not replace or alter in any way any obligations Executive owes to the

Company under applicable laws, or owed under any agreements regarding confidentiality, non-disclosure, non-solicitation, non-competition, duties of loyalty or fiduciary duty, to the extent that such obligations are not in conflict with, or inconsistent with, Executive’s obligations under this Agreement. Applicable laws may include, but are not limited to, state laws protecting company trade secrets or other confidential information; provided, further, that this Agreement does not supersede nor replace any of the Company’s and/or one of more FINV Entities’ tax qualified retirement plans, the EDC Plan nor the ESPP, all of which shall remain in full force and effect in accordance with their terms and conditions.
11.    Release of Claims.
(a)    For good and valuable consideration, including the Company’s and FINV’s entry into this Agreement, Executive hereby forever releases and discharges the Company, each of the other FINV Entities, and each of their respective parents, subsidiaries, predecessors, successors, assigns or affiliated entities, along with each of the foregoing entities’ respective owners, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, insurers and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively the “Company Parties”), from, and Executive hereby waives, any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executes this Agreement, including, without limitation, ((1) any alleged violation of: (1) Title VII of the Civil Rights Act of 1964, as amended; (2) the Civil Rights Act of 1991; (3) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (4) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (5) the Immigration Reform Control Act, as amended; (6) the Americans with Disabilities Act of 1990, as amended; (7) the Occupational Safety and Health Act, as amended; (8) the Family and Medical Leave Act of 1993, as amended; (9) the Texas Labor Code (specifically including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; (10) any other local, state or federal anti-discrimination or anti-retaliation law; (11) any other local, state or federal law, regulation or ordinance; ((1) any public policy, contract, tort, or common law claim; ((1) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and ((1) any and all claims Executive may have arising as the result of any alleged breach of any employment agreement, the Frank’s International N.V. 2013 Long-Term Incentive Plan (and any award granted thereunder) or any other contract, incentive compensation plan or agreement, or other compensation plan or agreement with any Company Party (collectively, the “Released Claims”). This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by him through this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(b)    Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of the Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, in no event shall the Released Claims include any claim which arises after the date this Agreement is executed by Executive or any claim to any vested benefits under an employee benefit plan governed by ERISA or for benefits under the Texas Labor Code for unemployment compensation. Nothing in this Agreement limits Executive’s right, if any, to receive an award for information provided to the SEC or any other Government Agency.
12.    Section 409A Compliance. It is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A and as provided under Treasury Regulations sections 1.409A-1(b)(4), 1.409A- 1(b)(5), and 1.409A-(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Executive. Although the Company shall use its good faith best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.
13.    Return of Company Property. Executive agrees that on or prior to the Separation Date he will return to the Company all property (including property purchased or paid for by the Company that is in Executive’s possession, custody or control) which belongs to the Company or any other FINV Entity, including any keys, access cards, computers, cell phones, pagers, or other equipment and any FINV Entity records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, unaltered and unmodified, and whether confidential in nature or not). Executive shall immediately report to the Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with Company or affiliation with any FINV Entity.
14.    Post-Employment Cooperation. Executive agrees to make reasonable efforts to assist the Company and the other FINV Entities after his separation from employment, including but not limited to: (i) assisting with issues that arise after separation from employment and (ii) assisting with any legal proceeding, governmental inquiry, investigation, lawsuit, or claim involving matters occurring during his employment with the Company (a “Proceeding”). These duties include responding to inquiries from the Company and its designees, providing relevant information or documents, as well as providing truthful testimony at interviews, depositions, or hearings, as requested by the Company or required by subpoena. The Company agrees to reimburse Executive for all of Executive’s reasonable costs and out-of-pocket expenses associated with his cooperation and assistance in a Proceeding, including reasonable attorneys’ fees and travel expenses; provided, however, that nothing in this Section 14 shall require the Company to reimburse Executive for any personal attorneys’ fees incurred in connection with any Proceeding relating to Executive’s illegal or wrongful conduct.
15.    Injunctive Relief. Because of the difficulty of measuring economic losses to the Company and other FINV Entities as a result of a breach of the covenants in Sections 4, 5, or 7, and because of the immediate and irreparable damage that would be caused to the Company or other FINV Entities for which they would have no other adequate remedy, Executive agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.
16.    No Waiver. No failure by any Party at any time to give notice of any breach by another Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.
17.    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws. The Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law. BOTH THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY ACKNOWLEDGE AND AGREE TO WAIVE THEIR RIGHTS TO A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING UNDER OR CONNECTED WITH THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY CONSENT TO TRIAL BY A JUDGE.
18.    Severability; Modification. The Company, FINV, and Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
19.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
20.    Third-Party Beneficiaries. Each FINV Entity that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, representations, and release of claims set forth in this Agreement, including Exhibit A hereto.

21.    Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement (including all Exhibits) and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
22.    Executive’s Representations. Executive expressly acknowledges and agrees that he is not entitled to any severance amount or other consideration set forth in Section 3 of the Agreement or Section 11 of the Confidentiality Agreement but for his satisfaction of the terms of this Agreement. Executive further acknowledges and agrees that he has been paid in full all long-term or short-term incentive compensation that he is owed or could be owed other than amounts due pursuant to the terms of this Agreement, the Special Vesting Agreement, or the Confidentiality Agreement. Executive further acknowledges and agrees that he has received all leaves (paid and unpaid) to which he has been entitled to receive from each FINV Entity and that, with the exception of any base salary that Executive may be owed for the pay period in which he signs this Agreement, he has been paid all wages, bonuses, compensation and other sums that he has been owed by any FINV Entity.
23.    Amendment. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by all Parties; provided, however, that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Executive is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to comply with the provisions of Section 409A of the Code.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as of the Separation Date.
FRANK’S INTERNATIONAL, LLC

By:     /s/ Michael C. Kearney
Name: Michael C. Kearney
Title: President

Date: June 12, 2018

FRANK’S INTERNATIONAL N.V.

By:     /s/ Michael C. Kearney
Name: Michael C. Kearney
Title: Chairman, President and Chief Executive Officer

Date: June 12, 2018

EXECUTIVE

/s/ Burney J. Latiolais, Jr.
Burney J. Latiolais, Jr.

Date:     June 12, 2018

ACKNOWLEDGED BY:

BOARD OF SUPERVISORY DIRECTORS
FRANK’S INTERNATIONAL N.V.

By:     /s/ Robert W. Drummond
Name: Robert W. Drummond

Title:	Supervisory Director and Chairman of the Compensation Committee
Board of Supervisory Directors
Date:     June 29, 2018

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Confirming Release”) is executed by Burney J. Latiolais, Jr. (“Executive”) and is that certain Confirming Release referenced in the Transition and Separation Agreement (the “Separation Agreement”) entered into by and among Executive, Frank’s International, LLC (the “Company”), and Frank’s International N.V. (“FINV”). Capitalized terms used in this Confirming Release and not otherwise defined shall have the meaning given such terms in the Separation Agreement.
1.    Satisfaction of Obligations; Receipt of Leaves, Bonuses and Other Compensation. Executive expressly acknowledges and agrees that he is not entitled to any severance amount or other consideration set forth in Section 3 of the Separation Agreement or Section 11 of the Confidentiality Agreement but for his entry into this Confirming Release (and non-revocation in the time provided to do so as set forth in Section 5 below). Executive further acknowledges and agrees that he has been paid in full all long-term or short-term incentive compensation that he is owed or could be owed other than amounts due pursuant to the terms of the Special Vesting Agreement and the Confidentiality Agreement. Executive further acknowledges and agrees that he has received all leaves (paid and unpaid) to which he has been entitled to receive from each FINV Entity and that, with the exception of any base salary that Executive may be owed for the pay period in which the Separation Date occurred, he has been paid all wages, bonuses, compensation and other sums that he is owed and has been owed by any FINV Entity.
2.     Complete Release of Claims.
(a)    For good and valuable consideration, including the Company’s agreement to provide the consideration set forth in Sections 3 of the Agreement and Section 11. 1 of the Confidentiality Agreement (and any portion thereof), Executive hereby forever releases and discharges the Company, each of the other FINV Entities, and each of their respective parents, subsidiaries, predecessors, successors, assigns or affiliated entities, along with each of the foregoing entities’ respective owners, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, insurers and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively the “Confirming Release Company Parties”), from, and Executive hereby waives any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Executive executed this Release, including, without limitation, (i) any alleged violation of: (1) Title VII of the Civil Rights Act of 1964, as amended; (2) the Civil Rights Act of 1991; (3) Sections 1981 through 1988 of Title 42 of the United

States Code, as amended; (4) the Employee Retirement Income Security Act of 1974, as amended; (5) the Immigration Reform Control Act, as amended; (6) the Americans with Disabilities Act of 1990, as amended; (7) the Texas Labor Code (specifically including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; (8) the Occupational Safety and Health Act, as amended; (9) the Family and Medical Leave Act of 1993, as amended; (10) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (11) any local, state or federal anti-discrimination or anti-retaliation law; (12) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Executive may have arising as the result of any alleged breach of any employment agreement, the Frank’s International N.V. 2013 Long-Term Incentive Plan (and any award granted thereunder) or any other contract, incentive compensation plan or agreement, or other compensation plan or agreement with any Company Party (collectively, the “Confirming Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by him as a result of his execution of this Confirming Release, any and all potential claims of this nature that Executive may have against the Confirming Release Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(b)    Notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim, including a challenge to the validity of the Release with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, in no event shall the Confirming Released Claims include any claim which arises after the date this Confirming Release is executed by Executive, including: (i) any claim to enforce Executive’s rights under the Separation Agreement or the Confidentiality Agreement; or (ii) any claim to any vested benefits under an employee benefit plan governed by ERISA or for benefits under the Texas Labor Code for unemployment compensation. Nothing in this Release limits Executive’s right, if any, to receive an award for information provided to the SEC or any other Government Agency.
3.     Executive’s Representations. Executive represents, warrants and agrees that as of the date on which Executive signs this Confirming Release, he has not brought or joined any claims, appeals, complaints, charges, or lawsuits against any of the Confirming Release Company Parties with any Government Agency or any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Confirming Release and has made no assignment, sale, delivery, transfer or conveyance of any rights he has asserted or may have against any of the Confirming Release Company Parties with respect to any Confirming Released Claim.
4.    Revocation Right. Notwithstanding the initial effectiveness of the Confirming Release, Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Executive executes this Confirming Release (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Michael C. Kearney (President and Chief Executive Officer), so that it is received by Mr. Kearney before 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Executive pursuant to Section 3 of the Separation Agreement or Section 11 of the Confidentiality Agreement, and this Confirming Release shall be of no force or effect and shall be null and void ab initio.
4.     Additional Acknowledgments. Executive acknowledges that:
(a)    Executive has been, and hereby is advised in writing, to discuss this Release with an attorney of his choosing before signing the Confirming Release and has had adequate opportunity to do so;
(b)    Executive has carefully read and considered this Confirming Release and has had at least twenty-one (21) days to consider it before signing it;
(c)    Executive fully understands the final and binding effect of the Separation Agreement and the Confirming Release; the only promises made to Executive to sign the Separation Agreement and the Confirming Release are those stated herein; and Executive is signing this Confirming Release knowingly, voluntarily, and of his own free will, and Executive understands and agrees to each of the terms of the Separation Agreement and this Confirming Release;
(d)    The only matters relied upon by Executive and causing Executive to sign the Separation Agreement and the Confirming Release are the provisions set forth in writing within the four corners of the Separation Agreement (including this Confirming Release);
(e)    Executive agrees and acknowledges that he is receiving, as a result of his execution of this Confirming Release, consideration in addition to anything of value to which he is already entitled; and
(f)    No Confirming Release Company Party has provided any tax or legal advice regarding the Separation Agreement or this Confirming Release, and Executive has had the opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Confirming Release with full understanding of the tax and legal implications thereof.

Executive knowingly and voluntarily enters into this Confirming Release on the date by his signature below.

EXECUTIVE

Burney J. Latiolais, Jr.

Date: ____________________________________